[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]



                                                December 29, 2000


The PBHG Funds, Inc.
825 Duportail Road
Wayne, PA 19087

Re:  The PBHG Funds, Inc.
     Registration Statement on Form N-1A
     ----------------------------------------------------------------------

Gentlemen:

         We have acted as counsel to The PBHG Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end series management investment company.

         This opinion is given in connection with the filing by the Company of its Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 42 to the Registration under the 1940 Act (collectively, the "Registration Statement") relating to the registration of an indefinite number of Advisor Class shares of common stock, par value $.001 per share (the "Shares"), representing interests in the following portfolios of the Company (collectively, the "Funds"):

             PBHG Emerging Growth Fund;
             PBHG Large Cap Growth Fund;
             PBHG Select Equity Fund;
             PBHG Core Growth Fund;
             PBHG Limited Fund;
             PBHG Large Cap 20 Fund;
             PBHG New Opportunities Fund;
             PBHG Large Cap Value Fund;
             PBHG Mid-Cap Value Fund;
             PBHG Small Cap Value Fund;
             PBHG Focused Value Fund;
             PBHG Cash Reserves Fund;
             PBHG Technology & Communications Fund;
             PBHG Strategic Small Company Fund; and
             PBHG Global Technology & Communications Fund.

         In connection with our giving this opinion, we have examined copies of the Company's charter (the "Charter") and resolutions of the Board of Directors adopted October 26, 2000, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus for the Funds, which is included in the Registration Statement, substantially in the form in which it is to become effective (the "Prospectus"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

         Based on the foregoing, we are of the opinion that the Shares to be offered for sale pursuant to the Prospectus are, to the extent of the number of Shares of the Advisor Class authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as described in the Prospectus, will be legally issued, fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the General Corporation Law of the State of Maryland.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Other Service Providers - Counsel and Independent Accountants" in the Statement of Additional Information for the Fund, which is included in the Registration Statement.

                                       Very truly yours,


                                       /s/Ballard Spahr Andrews & Ingersoll, LLP